Exhibit 99.1

InterSearch Group to Commence Trading on American Stock

Exchange under the symbol: IGO

First Day of Trading Set for October 13, 2006

San Francisco - October 9, 2006 – InterSearch Group (OTCBB: IGPN), a leading provider of Internet search services and operator of industry specific destination portals such as: www.banks.com, www.irs.com and www.camps.com today announced that its stock will begin trading on The American Stock Exchange (Amex) effective October 13, 2006 under the ticker symbol IGO.

“This is a major milestone for our company,” said Dan O’Donnell, InterSearch Group’s Chairman and Chief Executive Officer. “Trading on the American Stock Exchange will increase the company’s visibility and credibility with the investment community and provide additional liquidity for our shares. We believe that when combined with the successful execution of our growth strategy of continuing to acquire high value internet domains such as our recent acquisition of www.banks.com, our listing on the Amex will enhance the shareholder value of InterSearch.”

The company was approved for listing on the American Stock Exchange based upon a review by an Exchange Listing Qualifications Panel which authorized approval of the listing pursuant to the Alternative Listing Standards set forth in Section 1203(c) (i) (A) of the American Stock Exchange Company Guide. The company currently satisfies all of the criteria in those Sections.

The panel affirmatively determined that there were mitigating factors that warrant listing pursuant to the Alternative Listing Requirements. Specifically, the Panel noted the company’s strong operating results and positive cash flow and the fact that the Company’s revenues were increasing. The Panel also took into consideration the experience of the Company’s management; the Company’s business being in a growth area (the Internet) and the Company’s success with acquisitions.

In addition, the Panel noted that the Company has demonstrated a record of meeting its stated goals and expectations with respect to its operating and financial results and its recent appointment of a new independent director with finance industry experience.

The Company currently satisfies all but one of the criteria for the Amex’s regular initial listing standard 3 specified in Section 101 of the Amex Company Guide. The criterion which the company did not meet was the Market Value of the Public Float. The Company satisfies all but two of the criteria for regular initial listing standards 1 and 2. It did not meet the Minimum Price per Share for standards 1 and 2, the Minimum Pre Tax Income for Standard 1 and the Minimum Market Value of the Public Float for Standard 2. The company did not meet the minimum stock price, market capitalization, total assets and the total revenue requirements for Standard 4.

The Amex Panel’s approval is contingent upon the company being in compliance with the Alternative Listing Standards at the time the company’s shares begin trading on the

Amex. Once InterSearch commences trading on the Amex, it will enjoy all the same privileges and be subject to all the same regulations as any other company whose shares are listed on this exchange, regardless of the Listing Standard used to determine the company’s eligibility.

About InterSearch Group, Inc.

InterSearch is a leading provider of Internet search services through a combination of traffic aggregation and proprietary websites, such as www.banks.com, www.irs.com and www.camps.com. The company operates in the fastest growing segments of Internet commerce including paid search, direct navigation and online marketing driving high quality traffic to advertisers and providing users with quick access to pertinent products and services. Through its InterSearch Corporate Services division, the company also provides Internet related technology Professional Services to large corporations, predominantly to the Financial Services industry. InterSearch is headquartered in San Francisco, California at 222 Kearny Street, Suite 550, and can be reached via telephone at 415-962-9700. More information about InterSearch Group, Inc. can be found at: www.InterSearch.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. Forward-looking statements, which are based on management’s current expectations, are generally identifiable by the use of terms, such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “possible,” “potential,” “predicts,” “projects,” “should,” “would” and similar expressions. The potential risks and uncertainties that could cause actual results to differ materially from those expressed or implied herein include, among others, the Company’s relationships with its current and future advertising and distribution network partners and the Company’s ability to achieve anticipated results from acquisitions. Further information on the factors that could affect the Company’s financial results is included in the Company’s SEC filings, including the most recent registration statement filed with the SEC under the heading “Risk Factors.” Except as required by law, InterSearch Group assumes no obligation to update these forward-looking statements publicly, even if new information becomes available in the future.